Exhibit 99.1

K12 Inc. Reports First Quarter Fiscal 2012 Results

Q1 Revenues Increase 43% percent to $193.3 million on Strong Enrollment Growth in Core Business and Contribution of Acquisitions Closed During Past Year

Company Offers Positive Outlook for 2012 Fiscal Year

HERNDON, Va.--(BUSINESS WIRE)--November 15, 2011--K12 Inc. (NYSE: LRN), a leading provider of proprietary, technology-based curriculum, software and education services created for individualized learning for students primarily in kindergarten through 12th grade, today announced its results for the first fiscal quarter ended September 30, 2011.

Summary Financial Results for Q1 Fiscal 2012

  Revenues for first quarter FY 2012 grew to $193.3 million, an increase of $58.4 million or 43.3 percent over the prior year, due to strong organic revenue growth of $33 million, or about 26 percent, in our core business of providing curriculum, technology and academic services to K-12 schools. The strong organic growth rate was augmented by acquisitions completed in the past year, including KCDL, American Education, International School of Berne and certain K-12 assets of Kaplan Virtual Education; which contributed more than $20 million to revenue growth in the first quarter.
  EBITDA for Q1 FY 2012 (see reconciliation below) was $21.3 million, an increase of $6.5 million or 43.9 percent as compared to $14.8 million for the prior year, reflecting growth in the core business and the contribution of acquisitions. The 2012 first quarter included $3.5 million of expenses primarily associated with transaction costs, merger integration, ERP implementation costs and additional costs associated with the delay in our year end filing. In addition, the Company incurred startup losses associated with its new initiatives in this period. The revenue for these new initiatives grew 35.3 percent year over year.
  Operating income was $8.3 million, an increase of $2.9 million or 53.7 percent as compared to $5.4 million for the prior year, reflecting the factors described above plus an increase of $3.6 million in depreciation and amortization due to new product launches, systems releases and transaction related purchase accounting.
  Net income to common and Series A shareholders was $4.6 million as compared to $2.2 million in the prior year, an increase of 109 percent. The increase in net income was primarily attributable to increased revenues and operating margin and a lower effective tax rate.
  Diluted earnings per share were $0.12 as compared to $0.07 in the prior year.

Review of Significant Business Activities

Ron Packard, Chief Executive Officer of K12 Inc., commented: “After a transformational year for K12 in Fiscal 2011, we are pleased with the many accomplishments across our business; along with growing revenue over 43 percent with most of it being organic. We are pleased that we did not let the acquisitions distract us and our core business continues to perform well and grow rapidly. Our new initiatives are also performing well as online education becomes more widely accepted.

  “Our core virtual public school business is strong and growing. The increasing acceptance of online learning has accelerated the organic growth particularly in the uncapped states, and we opened two new states this fall: Louisiana and Tennessee.
  We are delighted to serve so many more children as our total full time enrollment has grown from approximately 99,600 to 141,500 over the past year (see table). Equally rewarding is that total enrollment in our K12 Managed Schools and Institutional Business programs, the metric we defined at our IPO, has increased to approximately 108,900 in first quarter FY2012 from 83,500 in the same period in the prior year, an increase of 30.4 percent.
  We continue to be very excited about our investment in China through Web International. The company is now up to almost 100 learning centers in 52 cities serving nearly 40,000 students. Its growth prospects continue to be encouraging.
  While the ERP installation has been more painful and expensive than anticipated, we are looking forward to putting this behind us and moving forward with greatly improved financial management capability.
  Additionally, we acquired certain K-12 assets, including the Insight Schools from Kaplan Virtual Education (the “Kaplan / Insight Assets”) during the quarter. We have begun the integration of these assets and reduced their losses significantly from their performance under their previous owner. Notwithstanding, the Kaplan / Insight Assets are not yet contributing in a positive way to EBITDA and Operating Income as we have not yet fixed their operating model as the acquisition occurred too late in the year to make these changes. We expect this to occur for the 2013 fiscal year.
  We are especially pleased with AEC which had the best quarter in its history with regard to both revenue and bookings. In fact, total enrollments in our Institutional Business grew by 54 percent this quarter.
  Additionally, after only a few months of ownership and K12 management, International School of Berne is enjoying increased enrollment demand and growing interest from our institutional partners in other countries.”

Mr. Packard concluded, “Looking ahead to the remainder of Fiscal 2012, we are encouraged by the strong growth this year in every part of our business and are pleased to provide a positive outlook with this release.”

Financial Results for the Three Months ended September 30, 2011 (First Quarter Fiscal Year 2012)

  Revenues for the first quarter of FY 2012 were $193.3 million, an increase of 43.3 percent. This increase was primarily due to $33 million organic revenue growth in our core schools business. In addition, acquisitions contributed more than $20 million to revenue growth.
  Instructional costs and services expenses for the first quarter of FY 2012 were $107.6 million, an increase of $32.5 million or 43.3 percent. This increase was primarily attributable to a $26.4 million increase in expenses to operate and manage schools including the Insight Schools acquired from KVE and newly launched schools. In addition, costs to supply curriculum, books, educational materials and computers to students increased $4.9 million.
  Selling, administrative, and other operating expenses for the first quarter of FY 2012 were $71.3 million, an increase of $20.8 million or 41.2 percent. This increase is primarily attributable to increases in: strategic marketing including brand awareness and student recruitment; personnel costs; third party institutional sales commissions; professional services associated with our ERP implementation; increased audit and accounting expenses incurred in the period; transaction and merger integration expenses; and, increased depreciation and amortization including the effects of purchase accounting.
  Product development expenses for the first quarter of FY 2012 were $6.2 million, an increase of $2.3 million or 59.0 percent over the same period in the prior year. The increase is primarily due to internal software development projects, including the new ERP system, and product development projects, including initiatives to support the Aventa curriculum acquired with KCDL.
  EBITDA, a non-GAAP measure (see reconciliation below), for the first quarter of FY 2012 was $21.3 million, an increase of 43.9 percent. EBITDA in the period has been impacted by $3.5 million of transaction costs, merger integration, ERP implementation costs and additional costs associated with the delay in our year end filing. In addition, losses from new initiatives totaled $2.2 million during the period.
  Operating income was $8.3 million for the first quarter of FY 2012 as compared to operating income of $5.4 million for the same period in the prior year, an increase of $2.9 million or 53.7 percent. Depreciation and amortization were $13.0 million, an increase of $3.6 million or 38.3 percent primarily due investments in curriculum and systems to support growth and the effects of transaction related purchase accounting. Results give effect to the additional expenses and startup losses described above.
  Income tax expense was $3.7 million for the first quarter of FY 2012, representing an effective tax rate of 45.9 percent. Income tax expense for the first quarter of FY 2011 was $2.9 million, an effective tax rate of 57.7 percent. The decrease in the tax rate is primarily due to a decrease in non-deductible expenses in the current period.
  Net income attributable to common and Series A shareholders was $4.6 million as compared to a net income of approximately $2.2 million in the prior year due to the factors mentioned above, particularly the increase in revenue and operating margin.
  Diluted net income attributable to common stockholders per share was $0.12 for the first quarter of FY 2012 as compared to $0.07 in the prior year due to the factors described above. Diluted net income per share reflects a pro rata allocation of net income to Series A Special Stock.

Cash, Capital Expenditures and Capital Leases

  As of September 30, 2011, the Company had cash and cash equivalents of $133.5 million, reflecting a decrease of $59.6 million from June 30, 2011, due to a significant increase in accounts receivable and to the funding of the acquisition of the Kaplan/Insight Assets.
  Capital expenditures for the first quarter FY 2012 were $8.6 million and was comprised of:
    $4.9 million for property and equipment, including capitalized software development, and
    $3.7 million for capitalized curriculum.
  Capital leases financed additional purchases of $14.3 million during the first quarter, primarily for computers and software for students.

Enrollment Data

Our reported total average enrollments include students in Managed Schools, students taking K12 curriculum or Aventa online programs offered by school districts (Institutional Business), and students in Private Schools. Students served through our Institutional Business and Private School offerings may enroll in a single course. For better comparability, these students are converted to full-time equivalents (FTEs) on a four course basis. We currently exclude selected programs from our reported enrollment. For example, we do not include students in our consumer channel as we do not monitor the progress of these students in the same way as we do in other programs. We typically sell our A+ curriculum (acquired with AEC) as a site license. As these schools are not limited in the number of students who may access our curriculum, we do not include these students in our enrollment totals. We also exclude students from Capital Education and our classroom pilots.

			Growth
	Quarter Ending September 30,		2011 / 2010
	2011	2010	Change	Change %

Total Average Enrollment
Managed Schools	97,209	73,736	23,473	31.8%
Institutional Business	28,247	18,300	9,947	54.4%
Private Schools	9,123	7,575	1,548	20.4%
Total Average Enrollment	134,579	99,611	34,968	35.1%
Total Acquired Enrollment (IS Berne and Insight Programs)	6,946	-	6,946	NM
Total Average Enrollment	141,525	99,611	41,914	42.1%

K12 and Acquired Enrollment
Managed Schools	103,919	73,736	30,183	40.9%
Institutional Business	28,247	18,300	9,947	54.4%
Private Schools	9,359	7,575	1,784	23.6%
Total Average Enrollment	141,525	99,611	41,914	42.1%

Total Average Enrollment
K12 Managed Schools*	94,326	70,461	23,865	33.9%
K12 Institutional Business*	14,615	13,071	1,544	11.8%
K12 Private Schools	2,437	1,418	1,019	71.9%
KCDL Programs	23,201	14,661	8,540	58.2%
Total Average Enrollment	134,579	99,611	34,968	35.1%
Total Acquired Enrollment (IS Berne and Insight Programs)	6,946	-	6,946	NM
Total Average Enrollment	141,525	99,611	41,914	42.1%

*In FY 2012, a program transitioned from a K12 district program to a K12 managed school. This program had approximately 2,000 and 1,000 enrollments for the first quarters of fiscal year 2012 and 2011, respectively.

Certain totals may not add due to the effects of rounding.

NM — Not Meaningful

Fiscal Year 2012 Outlook

The Company is forecasting the following for this Fiscal Year:

  Revenue of over $680 million
  EBITDA of over $90 million after giving effect to:
    Transaction, merger integration, system implementation and related costs of $6 million to $7 million
    Losses from start-up initiatives of $5 million to $6 million
  Depreciation and amortization expense of $53 million to $57 million
  Capital expenditures including capitalized curriculum, capitalized software development, and property and equipment of approximately $45 million
  Capitalized leases for student computers of approximately $20 million
  Income tax rate of 44% to 46%
  Due to the potential variability in depreciation and amortization from changes in anticipated placed in service dates for curriculum, software and other assets, the Company is not forecasting operating income or net income at this time.

Special Note on Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “continues,” “likely,” “may,” “opportunity,” “potential,” “projects,” “will,” “expects,” “plans,” “intends” and similar expressions to identify forward looking statements, whether in the negative or the affirmative. These statements reflect our current beliefs and are based upon information currently available to us. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties, factors and contingencies include, but are not limited to: our potential inability to further develop, maintain and enhance our products and brands; the reduction of per pupil funding amounts at the schools we serve; reputation harm resulting from poor performance or misconduct by operators in any school in our industry and in any school in which we operate; challenges from virtual public school or hybrid school opponents; failure of the schools we serve to comply with regulations resulting in a loss of funding or an obligation to repay funds previously received; discrepancies in interpretation of legislation by regulatory agencies that may lead to payment or funding disputes; termination of our contracts with schools due to a loss of authorizing charter; failure to enter into new contracts or renew existing contracts with schools; risks associated with entering into and executing mergers, acquisitions and joint ventures; failure to successfully integrate mergers, acquisitions and joint ventures; inability to recruit, train and retain quality teachers and employees; uncertainty regarding our ability to protect our proprietary technologies; risks of new, changing and competitive technologies; increased competition in our industry; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of November 15, 2011, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Conference Call

The Company will discuss its first quarter 2012 financial results during a conference call scheduled for Tuesday, November 15, 2011 at 8:30 a.m. eastern time (ET).

The conference call will be webcast and available on the K12 web site at www.k12.com through the Investor Relations link. Please access the web site at least 15 minutes prior to the start of the call to register and download and install any necessary software.

To participate in the live call, investors and analysts should dial 866.783.2137 (domestic) or 857.350.1596 (international) at 8:20 a.m. (ET). The participant passcode is 60898324.

A replay of the call will be available starting on November 15, 2011, through November 21, 2011, at 888-286-8010 (domestic) or 617-801-6888 (international) passcode 89922318. It will also be archived at www.k12.com in the Investor Relations section for 60 days.

Financial Statements

K12 INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2011	June 30, 2011
	(In thousands, except share and per share data)
ASSETS
Current assets
Cash and cash equivalents	$133,472	$193,099
Restricted cash and cash equivalents	1,501	1,501
Accounts receivable, net of allowance of $1,983 and $1,777 at September 30, 2011 and June 30, 2011, respectively	214,388	96,235
Inventories, net	18,427	30,554
Current portion of deferred tax asset	7,799	7,175
Prepaid expenses	13,232	10,424
Other current assets	17,899	9,111

Total current assets	406.718	348,099
Property and equipment, net	58,148	46,625
Capitalized software development costs, net	24,408	24,386
Capitalized curriculum development costs, net	56,424	55,619
Intangible assets, net	37,435	38,291
Goodwill	66,668	55,627
Investment in Web International	10,000	10,000
Deposits and other assets	2,515	3,448

Total assets	$662,316	$582,095

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current liabilities
Accounts payable	$31,850	$21,176
Accrued liabilities	19,025	14,126
Accrued compensation and benefits	16,474	13,086
Deferred revenue	63,257	21,907
Current portion of capital lease obligations	15,101	11,914
Current portion of notes payable	1,116	1,443

Total current liabilities	146,823	83,652
Deferred rent, net of current portion	5,056	4,698
Capital lease obligations, net of current portion	15,710	8,552
Notes payable, net of current portion	1,923	2,299
Deferred tax liability	11,818	9,604
Other long term liabilities	3,242	3,343

Total liabilities	184,572	112,148

Commitments and contingencies
Redeemable noncontrolling interest	17,200	17,200

Equity:
K12 Inc. stockholders’ equity
Common stock, par value $0.0001; 100,000,000 shares authorized; 36,277,533 and 35,927,452 shares issued and outstanding at September 30, 2011 and June 30, 2011, respectively	4	4
Additional paid-in capital	515,330	512,181
Series A Special Stock, par value $0.0001; 2,750,000 issued and outstanding at September 30, 2011 and June 30, 2011	63,112	63,112
Accumulated other comprehensive income	110	28
Accumulated deficit	(122,104)	(126,704)

Total K12 Inc. stockholders’ equity	456,452	448,621
Noncontrolling interest	4,092	4,126

Total equity	460,544	452,747

Total liabilities, redeemable noncontrolling interest and equity	$662,316	$582,095

See accompanying summary of accounting policies and notes to unaudited condensed consolidated financial statements in our Form 10-Q.

K12 INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,
	2011	2010
	(In thousands, except share and per share data)
Revenues	$193,330	$134,871
Cost and expenses
Instructional costs and services	107,579	75,082
Selling, administrative, and other operating expenses	71,260	50,498
Product development expenses	6,224	3,911
Total costs and expenses	185,063	129,491
Income from operations	8,267	5,380
Interest expense, net	(221)	(297)
Income before income tax expense and noncontrolling interest	8,046	5,083
Income tax expense	(3,697)	(2,931)
Net income -- K12 Inc.	4,349	2,152
Add net loss attributable to noncontrolling interest	251	46
Net income attributable to common stockholders, including Series A stockholders	$4,600	$2,198
Net income attributable to common stockholders per share, excluding Series A stockholders:
Basic	$0.12	$0.07
Diluted	$0.12	$0.07

Weighted average shares used in computing per share amounts:
Basic	35,629,836	30,343,696
Diluted	35,954,075	30,805,106

K12 INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended September 30,
	2011	2010
	(In thousands)
Cash flows from operating activities
Net income	$4,349	$2,152
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization expense	12,992	9,392
Stock based compensation expense	2,194	3,413
Excess tax benefit from stock based compensation	(711)	(122)
Deferred income taxes	2,301	2,358
Provision for (reduction of) doubtful accounts	201	(82)
Provision for inventory obsolescence	39	664
Provision for student computer shrinkage and obsolescence	377	71
Changes in assets and liabilities:
Accounts receivable	(118,354)	(69,741)
Inventories	12,088	9,760
Prepaid expenses	(2,808)	2,764
Other current assets	(8,788)	(4,267)
Deposits and other assets	933	148
Accounts payable	10,673	12,866
Accrued liabilities	4,899	1,680
Accrued compensation and benefits	3,388	(5,915)
Deferred revenue	41,008	25,987
Cash invested in restricted cash and cash equivalents	--	1,843
Deferred rent	258	2,190

Net cash used in operating activities	(34,961)	(4,839)

Cash flows from investing activities
Purchase of property, equipment and software development costs	(4,911)	(8,561)
Capitalized curriculum development costs	(3,706)	(3,208)
Purchase of acquired entity	(12,641)	--

Net cash used in investing activities	(21,258)	(11,769)

Cash flows from financing activities
Repayments on capital lease obligations	(3,959)	(3,720)
Repayments on notes payable	(703)	(306)
Proceeds from exercise of stock options	1,042	1,109
Excess tax benefit from stock based compensation	711	122
Repurchase of restricted stock for income tax withholding	(581)	--

Net cash used in financing activities	(3,490)	(2,795)

Effect of foreign exchange rate changes on cash and cash equivalents	82	--

Net change in cash and cash equivalents	(59,627)	(19,403)
Cash and cash equivalents, beginning of period	193,099	81,751

Cash and cash equivalents, end of period	$133,472	$62,348

Non-GAAP Financial Measures

EBITDA

EBITDA consists of net income (loss), plus net interest expense, plus income tax expense, minus income tax benefit, plus depreciation and amortization and noncontrolling interest charges. Interest expense primarily consists of interest expense for capital leases, long-term and short-term borrowings. We use EBITDA in addition to income from operations and net income as a measure of operating performance. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, net income (loss) as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not consider certain cash requirements such as capital expenditures, tax payments, interest payments, or other working capital.

We believe EBITDA is useful to an investor in evaluating our operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of our capital structure and the method by which assets were acquired. Our management uses EBITDA:

  as an additional measurement of operating performance because it assists us in comparing our performance on a consistent basis;
  in presentations to the members of our Board of Directors to enable our Board to have the same measurement basis of operating performance as is used by management to compare our current operating results with corresponding prior periods and with the results of other companies in our industry; and, on an adjusted basis in determining compliance with the terms of our credit agreement.

The following table provides a reconciliation of net income to EBITDA.

	Quarter Ended Sept. 30,
	2011	2010
	(In thousands)
Net income-K12 Inc.	$ 4,600	$ 2,198
Interest expense, net	221	297
Income tax expense	3,697	2,931
Depreciation and amortization	12,992	9,392
Noncontrolling interest	(251)	(46)
EBITDA	$ 21,259	$ 14,772

About K12 Inc.

K12 Inc. (NYSE: LRN), a technology-based education company, is the largest provider of proprietary curriculum and online education programs for students in kindergarten through high school in the U.S. K12 provides its curriculum and academic services to public and private online schools, traditional classrooms, blended school programs, and directly to families. K12 also operates the K12 International AcademyTM, an accredited, diploma-granting online private school.

Founded in 2000, K12 has provided over 2 million courses – core subjects, AP®, world languages, credit recovery, and electives – to more than 200,000 students worldwide. Over 90 percent of parents surveyed are satisfied with the K12 program and agree that their children have benefited academically with K12. Students graduating from K12® virtual schools have been accepted to hundreds of higher education institutions including many of the nation’s top-ranked colleges and universities.

K12 has also made a number of recent acquisitions including: (i) KC Distance Learning, Inc., a nationally recognized leader in online learning with brands that provide high quality education products and online school solutions: Aventa LearningTM, The KeystoneTM School and iQ Academies®; (ii) The American Education Corporation, a leading provider of instructional and assessment software for kindergarten through adult learners; and (iii) certain assets of Kaplan Virtual Education, which manages online public and private schools for students in grades 6-12. K12 has also made a strategic investment in Web International English, a leader in English language training for thousands of students in China, and formed Middlebury Interactive Languages, a joint venture with Middlebury College, create and distribute innovative online language courses for pre-college students.

K12 is accredited through AdvancED, the world’s largest education community. More information on K12 can be found at: www.k12.com

CONTACT:
K12 Inc.
Investor:
Keith Haas, 703-483-7077
SVP, Finance and Investor Relations
khaas@k12.com
or
Press:
Jeff Kwitowski, 703-483-7281
VP, Public Affairs
jkwitowski@k12.com